EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement and related Prospectus on Form S-3 (No. 33-71910) and the Registration Statements on Form S-8 (Nos. 33-38188, 33-34191, 33-40949, 33-34192, 33-66774, 33-81988 and
333-25519) of Vencor, Inc. of our report dated January 27, 1995, with respect to the consolidated financial statements of operations, shareholders' equity and cash flows of Transitional Hospitals Corporation (formerly Community Psychiatric Centers) for the year ended November 30, 1994 included in its Annual Report on Form 10-K for the year ended November 30, 1996 which is incorporated by reference in Vencor, Inc.'s Current Report on Form 8-K dated July 2, 1997 filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

                                               ERNST & YOUNG LLP

Los Angeles, California
July 1, 1997